Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Announces Filing of Registration Statement for Proposed Initial Public Offering of NRG Yield, Inc.

PRINCETON, NJ; June 7, 2013 — NRG Energy, Inc. (NYSE: NRG), today announced that its wholly owned subsidiary, NRG Yield, Inc. (“NRG Yield”), has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) in anticipation of a proposed initial public offering of the Class A common stock of NRG Yield. NRG Yield was formed by NRG to own and operate a diversified portfolio of long-term contracted renewable energy, conventional generation facilities and thermal infrastructure assets in the U.S. Following the offering, NRG is expected to retain a majority voting interest in NRG Yield and a corresponding economic interest in its subsidiaries. The number of shares to be offered and the price range for the offering have not yet been determined.

BofA Merrill Lynch, Goldman, Sachs & Co., and Citigroup will serve as joint book-running managers in the proposed offering.

The registration statement on Form S-1 filed with the Commission has not yet become effective and the shares to be registered may not be sold nor may offers to buy be accepted prior to the time when the registration statement becomes effective. Copies of the registration statement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The proposed offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus related to the offering may be obtained from BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com; from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 or by emailing prospectus-ny@ny.email.gs.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email batprospectusdept@citi.com, telephone 1-800-831-9146.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Knox	Andy Davis
713.537.2130	609.524.4527